Exhibit 21.01

SUBSIDIARIES OF THE COMPANY

State or Country of
Subsidiary	Incorporation

Pegasi Energy Resources Corporation	Texas

TR Rodessa, Inc.	Texas

Pegasi Operating Inc.	Texas